Exhibit 23.7

CONSENT OF REX BRYAN

The undersigned, Rex Bryan, hereby states as follows:

I, Rex Bryan, assisted with the preparation of the “NI 43-101Technical Report Preliminary Economic Assessment of Guadalupe de los Reyes Gold/Silver Project, Sinaloa, Mexico” effective date February 8, 2013, issue date March 4, 2013 for Vista Gold Corp. (the “Company”), the “NI 43-101Technical Report Resource of Guadalupe de los Reyes Gold/Silver Project, Sinaloa, Mexico” effective date November 5, 2012, issue date November 29, 2012, and the “NI 43-101 Technical Report, Resource Update, Mt. Todd Gold Project, Northern Territory, Australia” effective date September 4, 2012, issue date October 4, 2012, (together all such reports, the “Technical Reports”) portions of each of which are summarized (the “Summary Material”) in this Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”).

I hereby consent to the Summary Material and the reference to my name in the Form 10-K and to the incorporation by reference in the Company’s Registration Statements on Form S-3 (Nos. 333-172826, 333-180154 and 333-184191) and any amendments thereto, and in the related Prospectuses, and in the Company’s Registration Statements on Form S-8 (Nos. 333-105621, 333-134767, 333-153019, 333-176792) of the Summary Material concerning the Technical Reports, including the reference to the Guadalupe de los Reyes Gold/Silver Project and the Mt. Todd Gold Project included with such information, and the reference to my name as set forth above in the Form 10-K.

Date: March 12, 2013	By:	/s/ Dr. Rex Bryan

Name: Dr. Rex Bryan